Exhibit 99.3
Unaudited Pro Forma Condensed Consolidated Financial Statements of King Pharmaceuticals, Inc.
On December 29, 2008, King Pharmaceuticals, Inc. (the “Company” or “King”) completed the acquisition of all the outstanding shares of Class A Common Stock, together with the associated preferred stock purchase rights of Alpharma Inc. (“Alpharma”) at a price of $37.00 per share in cash, for an aggregate purchase price of approximately $1.6 billion. The acquisition was financed with available cash on hand, borrowings under the Senior Secured Revolving Credit Facility of $425.0 million and borrowings under a Senior Secured Term Loan of $200.0 million. Contemporaneous with the Company’s acquisition of Alpharma and in accordance with a consent order with the U.S. Federal Trade Commission, King divested the rights to Alpharma’s Kadian® (morphine sulfate long-acting) to Actavis Elizabeth, L.L.C.
The acquisition has been accounted for as a purchase business combination (in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations), and as such the Alpharma assets acquired and liabilities assumed have been recorded at their respective fair values. The allocation of the acquisition purchase price requires extensive use of accounting estimates and judgments to allocate the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed. Significant estimates and assumptions include, but are not limited to: determining the timing and estimated costs to complete the in-process research and development projects, projecting the likelihood and timing of regulatory approval, estimating future cash flows and determining the appropriate discount rate. The purchase price allocation included in the unaudited proforma condensed consolidated financial statements is preliminary.
The audited consolidated balance sheet contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 reflects the acquisition of Alpharma and thus, is not included in this report.
The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2007 and for the nine months ended September 30, 2008 included in this report have been prepared as if the acquisition occurred on January 1, 2007 and have been derived by applying pro forma adjustments to the combined historical financial statements of King and Alpharma. The Alpharma column in the unaudited pro forma condensed consolidated statement of operations for the twelve months ended December 31, 2007 has been adjusted to reflect the sale of Alpharma’s API division, which was effective March 31, 2008, as a discontinued operation. Certain amounts in Alpharma’s historical condensed consolidated statements of operations have been reclassified to conform to King’s presentation. Alpharma’s depreciation and amortization expense have been reclassified from cost of revenues and selling, general and administrative expenses to depreciation and amortization. The pro forma adjustments are based upon available information and certain assumptions that King believes are reasonable under the circumstances. The unaudited proforma financial statements and related notes are provided for illustrative purposes only and do not purport to be indicative of the results which would have actually been obtained had the acquisition been completed on the date indicated or which may be expected to occur in the future. No effect has been given for costs that may be incurred in integrating the operations of the Company and Alpharma, or for operational efficiencies that may have been achieved if the acquisition had occurred on January 1, 2007.
     The unaudited pro forma condensed consolidated statements of operations should be read in conjunction with the Company’s and Alpharma’s historical consolidated financial statements and related notes thereto, Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s and Alpharma’s Annual Reports on Form 10-K for the year ended December 31, 2007 and the quarterly reports on Form 10-Q for the quarter ended September 30, 2008.

KING PHARMACEUTICALS, INC.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Nine Months ended September 30, 2008
(In thousands, except per share amounts)

			Pro Forma		Pro Forma
	King	Alpharma	Adjustments		Combined
Revenues:
Net sales	$1,156,072	$500,101	$(136,388)	(a)	$1,519,785
Royalty revenue	61,257	—	—		61,257

Total revenues	1,217,329	500,101	(136,388)		1,581,042

Operating costs and expenses:
Cost of revenues, exclusive of depreciation, amortization and impairments shown below	295,111	172,790	(9,242)	(a)	458,659

Selling, general and administrative, exclusive of co-promotion fees	307,102	257,269	(9,124)	(a)/(b)	555,247
Co-promotion fees	34,007	—	—		34,007

Total selling, general and administrative expense	341,109	257,269	(9,124)		589,254

Research and development	111,025	81,782	(998)	(a)	191,809
Research and development-in-process upon acquisition	5,500	—	—		5,500

Total research and development	116,525	81,782	(998)		197,309

Depreciation and amortization	121,198	26,007	10,835	(c)/(d)	158,040
Asset impairments	39,429	—	—		39,429
Restructuring charges	1,670	—	—		1,670

Total operating costs and expenses	915,042	537,848	(8,529)		1,444,361

Operating income (loss)	302,287	(37,747)	(127,859)		136,681

Other income (expense):
Interest income	31,000	11,801	(15,620)	(e)	27,181
Interest expense	(5,470)	(6,049)	(28,148)	(f)	(39,667)
Other, net	(1,851)	(833)	—		(2,684)

Total other income (expense)	23,679	4,919	(43,768)		(15,170)

Income (loss) from continuing operations before income taxes	325,966	(32,828)	(171,627)		121,511
Income tax expense (benefit)	110,562	3,011	(61,508)	(g)	52,065

Income (loss) from continuing operations	$215,404	$(35,839)	$(110,119)		$69,446

Weighted average shares outstanding	245,184				245,184

Diluted earnings per share from continuing operations	$0.88				$0.28

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated statements of operations.

KING PHARMACEUTICALS, INC.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year ended December 31, 2007
(In thousands, except per share amounts)

			Pro Forma		Pro Forma
	King	Alpharma	Adjustments		Combined
Revenues:
Net sales	$2,054,293	$534,803	$(167,747)	(a)	$2,421,349
Royalty revenue	82,589	—	—		82,589

Total revenues	2,136,882	534,803	(167,747)		2,503,938

Operating costs and expenses:
Cost of revenues, exclusive of depreciation, amortization and impairments shown below	566,534	193,048	(12,079)	(a)	747,503

Selling, general and administrative, exclusive of co-promotion fees	511,303	218,341	(15,086)	(a)	714,558
Co-promotion fees	179,731	—	—		179,731

Total selling, general and administrative expense	691,034	218,341	(15,086)		894,289

Research and development	149,425	125,914	(8,632)	(a)	266,707
Research and development-in-process upon acquisition	35,310	—	—		35,310

Total research and development	184,735	125,914	(8,632)		302,017

Depreciation and amortization	173,863	33,257	4,244	(c)/(d)	211,364
Asset impairments	223,025	(3,583)	—		219,442
Restructuring charges	70,178	—	—		70,178

Total operating costs and expenses	1,909,369	566,977	(31,553)		2,444,793

Operating income (loss)	227,513	(32,174)	(136,194)		59,145

Other income (expense):
Interest income	42,491	14,374	(41,346)	(e)	15,519
Interest expense	(7,818)	(5,162)	(50,894)	(f)	(63,874)
Loss on investment	(11,591)	—	—		(11,591)
Other, net	223	595	—		818

Total other income (expense)	23,305	9,807	(92,240)		(59,128)

Income (loss) from continuing operations before income taxes	250,818	(22,367)	(228,434)		17
Income tax expense (benefit)	67,600	20,681	(72,808)	(g)	15,473

Income (loss) from continuing operations	$183,218	$(43,048)	$(155,626)		$(15,456)

Weighted average shares outstanding	244,129				242,854

Diluted earnings per share from continuing operations	$0.75				$(0.06)

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated statements of operations.

King Pharmaceuticals, Inc.
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
(In thousands)
Note 1 — Basis of Presentation
The unaudited pro forma condensed consolidated statements of operations are based on historical statements of operations of King Pharmaceuticals, Inc. (the “Company”) and Alpharma, Inc. (“Alpharma”), after giving effect to the acquisition of Alpharma, including the contemporaneous divesture of the rights to Kadian® in accordance with a consent order with the U.S. Federal Trade Commission, as if it occurred on January 1, 2007 for the year ended December 31, 2007 and for the nine months ended September 30, 2008. The Alpharma column in the unaudited condensed consolidated statement of operations for the twelve months ended December 31, 2007 has been adjusted to reflect the sale of Alpharma’s API division, which was effective March 31, 2008, as a discontinued operation. Certain amounts in Alpharma’s historical condensed consolidated statements of operations have been reclassified to conform to King’s presentation. Alpharma’s depreciation and amortization expense have been reclassified from cost of revenues and selling, general and administrative expenses to depreciation and amortization.
The acquisition has been accounted for as a purchase business combination, and as such the Alpharma assets acquired and liabilities assumed have been recorded at their estimated respective fair values at the time of the acquisition as determined by management.
The allocation of the initial purchase price and acquisition costs is as follows:

Valuation
Current assets	$914,083
Current deferred income taxes	27,198
Property, plant and equipment	160,708
Intangible assets	300,000
Goodwill	321,398
In-Process research and development	590,000
Other long term assets	26,680
Current liabilities	(235,823)
Convertible debentures	(385,227)
Long-term deferred income taxes	(55,076)
Other long-term liabilities	(51,067)

Total	$1,612,874

The valuation of the intangible assets acquired is as follows:

	Valuation	Weighted Average Amortization Period
Flector® Patch	$130,000	11 years
Animal health intangibles	170,000	19 years

Total	$300,000

None of the goodwill is expected to be deductible for tax purposes. The goodwill has been allocated to the segments as follows:

Branded prescription pharmaceuticals	$237,352
Animal health	84,046

Total	$321,398

     The above allocation of the purchase price is not yet finalized and management is continuing to complete its initial estimate of the valuation of assets and liabilities.
     The acquisition was financed with available cash on hand, borrowings under the Senior Secured Revolving Credit Facility of $425,000 and borrowings under a Senior Secured Term Loan of $200,000.
     As indicated above, $590,000 of the purchase price for Alpharma was allocated to acquired in-process research and development for the Embedatm, Oxycodone NT and Hydrocodone NT projects in the amounts of $410,000, $90,000 and $90,000, respectively. The value of the acquired in-process research and development projects was expensed on the date of acquisition, as they had not received regulatory approval and had no alternative future use. These amounts have not been included in the unaudited pro forma condensed consolidated statements of income because they are one-time, non-recurring costs.
     The projects were valued through the application of probability-weighted, discounted cash flow approach. The estimated cash flows were projected over periods of 10 to 14 years utilizing a discount rate of 25% to 30%.

Note 2 — Pro Forma Adjustments

(a)	Contemporaneous with the acquisition of Alpharma and in accordance with a consent order with the U.S. Federal Trade Commission, the Company divested the rights to Alpharma’s Kadian® (morphine sulfate long-acting) to Actavis Elizabeth, L.L.C. The pro forma condensed consolidated statements of income eliminate the results of operations directly attributable to Kadian® from January 1, 2007 through September 30, 2008.

(b)	Adjustment to the nine months ended September 30, 2008 to remove transaction costs, related to the acquisition, incurred by Alpharma of $4,172.

(c)	For the nine months ended September 30, 2008, depreciation expense of the fair value of the property, plant and equipment in connection with the acquisition of Alpharma of $20,753 and the elimination of historical depreciation expense of Alpharma of $10,729.

For the twelve months ended December 31, 2007, depreciation expense of the fair value of the property, plant and equipment in connection with the acquisition of Alpharma of $27,868 and the elimination of historical depreciation expense of Alpharma of $16,268.

(d)	For the nine months ended September 30, 2008, amortization of the fair value of the intangible assets in connection with the acquisition of Alpharma of $16,089 and the elimination of historical intangible amortization of Alpharma of $15,278, which included amortization expense of $5,767 related to Kadian® which King divested on December 29, 2008 (see adjustment (a)).

For the twelve months ended December 31, 2007, additional amortization of the fair value of the intangible assets in connection with the acquisition of Alpharma of $9,633, which excludes amortization associated with Flector® Patch as this product was commercialized during the first quarter of 2008, and the elimination of historical intangible amortization of Alpharma of $16,989, which included amortization expense of $7,689 related to Kadian® which King divested on December 29, 2008 (see adjustment (a)).

(e)	Adjustments to interest income for the reduction in cash and investments in debt securities due to the use of $1,025,950 to fund the acquisition of Alpharma. Interest rates of 2.03% and 4.03% for the nine months ended September 30, 2008 and the twelve months ended December 31, 2007, respectively, were used to estimate the reduction in interest income. These rates reflect the Company’s weighted average interest rates over the respective periods. A change of 1/8% to the interest rate would effect interest income and net income by $962 and $792, respectively for the nine months ended September 30, 2008 and by $1,282 and $1,213, respectively for the twelve months ended December 31, 2007.

(f)	Reflects the increase in interest expense, including amortization of financing costs of $30,076 and debt discounts of $8,000, from the aggregate proceeds received from borrowings under the Senior Secured Revolving Credit Facility of $425,000 and a Senior Secured Term Facility of $200,000. The interest rate on the Revolving Credit Facility is 5.471% and is based on LIBOR + 5.0% and the interest rate on the Term Facility is 8.0% and is based on LIBOR + 5.0% (subject to a LIBOR floor of 3.0%). A change of 1/8% to the interest rate would effect interest expense and net income by $766 and $475, respectively.

(g)	Tax effect relating to adjustments using the appropriate local statutory tax rates.